UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2023

LIVENTO GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	000-56457	46-3999052
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17 State Street, New York, New York 10004

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (980) 432-8241

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not applicable	Not applicable	Not applicable

Item 1.01 Entry into a Material Definitive Agreement.

Item 2.01 Completion of Acquisition

Item 3.02 Unregistered Sales of Equity Securities.

On May 26, 2023, Livento Group, Inc. (the “Company” or “Livento”) and its subsidiary, Boxo Productions, Inc. (“Boxo”) entered into an Assignment and Purchase Agreement (the “APALO) with Loredo LLC (“LO”) whereunder we acquired interests in total of 45 projects valued at $22,320,641 from LO for 391,590,193 shares of our common stock. On May 26, 2023, Boxo Technology, Inc. entered into an Assignment and Purchase Agreement (the “APAWEW”) with West East Wind Limited (“WEWL”) whereunder Boxo Technology, Inc. will acquire certain rights in 3 gaming apps and transfer to WEWL of its interests in 2 real estate projects Thunder and Geminos (which are not further pursuing). The assets acquired from WEWL are valued under the APAWEW at $9,929,359. The foregoing is only a summary of the terms of the APALO and APAWEW and the reader is referred to the full texts of these agreements which are exhibits to this Report.

As a result of the foregoing, Livento’s intends to increase its authorized shares of common stock from 500.000.000 to 900.000.000 to allow the foregoing issuances. Livento is initiating the process to increase the number of shares of common stock which it is authorized to issue so that it will have sufficient shares to meet its commitments and for any future acquisitions (none of which are planned at present).

9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	APALO with schedules.
10.2	APAWEW with schedules.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 12, 2023

LIVENTO GROUP, INC.

By:	/s/ David Stybr
Name:	David Stybr
Title:	Chief Executive Officer